Exhibit 99.1

TESARO ANNOUNCES U.S. FDA APPROVAL OF VARUBI™ (ROLAPITANT) FOR NAUSEA AND VOMITING ASSOCIATED WITH CANCER CHEMOTHERAPY

•                  Approval Based Upon Four Trials of Patients Receiving Emetogenic Chemotherapy, Including Cisplatin, Carboplatin and Anthracycline/Cyclophosphamide-Based Regimens

•                  VARUBI™ to Address a Potential U.S. Market Opportunity That Exceeds $1 Billion

•                  U.S. Commercial Launch Planned for Q4 2015

WALTHAM, MA, September 2, 2015 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved VARUBI™ (rolapitant) in combination with other antiemetic agents in adults for the prevention of delayed nausea and vomiting associated with initial and repeat courses of emetogenic cancer chemotherapy, including, but not limited to, highly emetogenic chemotherapy.

VARUBI is a selective and competitive antagonist of human substance P/neurokinin 1 (NK-1) receptors, with a plasma half-life of approximately seven days. Results from three Phase 3 trials of VARUBI demonstrated a significant reduction in episodes of vomiting or use of rescue medication during the 25 to 120 hour period following administration of highly emetogenic and moderately emetogenic chemotherapy regimens. In addition, patients who received VARUBI reported experiencing less nausea that interfered with normal daily life and fewer episodes of vomiting or retching over multiple cycles of chemotherapy. A 180 milligram dose of VARUBI is to be administered approximately one to two hours prior to chemotherapy administration in combination with a 5-HT3 receptor antagonist and dexamethasone. No dosage adjustment is required for dexamethasone, a CYP3A4 substrate, when administering VARUBI.

“The approval of VARUBI, our first product, represents a significant milestone in TESARO’s evolution into an integrated biopharmaceutical company with strong development and commercialization capabilities,” said Lonnie Moulder, CEO of TESARO.  “Results from the Phase 3 trials of VARUBI demonstrated that patients receiving emetogenic chemotherapy agents, including platinum and cyclophosphamide-containing regimens, benefitted from the addition of VARUBI to their antiemetic regimen. Data from multiple well-controlled trials demonstrate that patients who receive only a 5-HT3 receptor antagonist and dexamethasone often continue to suffer from nausea and vomiting for several days following chemotherapy administration. Patient surveys and our primary market research also point to the high rate of CINV and its potentially debilitating effects. We look forward to expanding the awareness of CINV and working with healthcare providers to make this important medicine available to patients during the fourth quarter.”

“While important strides in preventing nausea and vomiting associated with chemotherapy have been made, still up to half of patients receiving emetogenic cancer chemotherapy can experience delayed CINV,” said Richard J. Gralla, M.D., Professor of Medicine at Albert Einstein College of Medicine in New York. “Because NK-1 receptors are key drivers of CINV, especially in the delayed Phase, NK-1 receptor antagonists such as VARUBI, when combined with a 5-HT3 receptor antagonist and a corticosteroid, provide enhanced protection from CINV, and do so in the delayed timeframe where the most help is needed.”

The full prescribing information for VARUBI will be available at www.VarubiRx.com.

About Chemotherapy-Induced Nausea and Vomiting (CINV)

Chemotherapy-induced nausea and vomiting is a debilitating, yet often preventable, side effect of chemotherapy.

Up to 50% of patients undergoing highly or moderately emetogenic chemotherapy experience delayed CINV (25 to 120 hours post chemotherapy)—even when prescribed a 5-HT3 receptor antagonist and corticosteroid.

Blocking both 5-HT3 and NK-1 receptors has been shown to offer better control of nausea and vomiting than inhibiting 5-HT3 receptors alone. Adding a single dose of VARUBI to an antiemetic regimen, including a 5-HT3 receptor antagonist and corticosteroid, further improves prevention of CINV in the delayed Phase following chemotherapy.

About the VARUBI (Rolapitant) Clinical Program

The superior efficacy of VARUBI was established in multiple randomized, well-controlled, blinded clinical trials that enrolled more than 2,500 patients. VARUBI, when administered in combination with a 5-HT3 receptor antagonist and dexamethasone, was superior to a 5-HT3 receptor antagonist and dexamethasone in preventing CINV in patients receiving either moderately or highly emetogenic chemotherapy.

The clinical profile of VARUBI in cisplatin-based highly emetogenic chemotherapy (HEC) was confirmed in two identical Phase 3 studies: HEC1 and HEC2. Both trials met their primary endpoint of complete response (CR), and demonstrated statistical superiority of rolapitant 180 mg compared to active control (5-HT3 receptor antagonist + dexamethasone) in the delayed Phase (25—120 hours) of CINV. In HEC1, 264 patients received rolapitant 180 mg and 262 received control. The proportion of patients achieving a CR was 72.7% vs. 58.4% (p=<0.001). In HEC2, 271 patients received rolapitant and 273 received control. The proportion of patients achieving a CR was 70.1% vs. 61.9% (p=0.043). The most common adverse reactions (>3%) among patients receiving cisplatin-based chemotherapy were neutropenia (9% VARUBI vs. 8% control), hiccups (5% vs. 4%), and abdominal pain (3% vs. 2%).

A Phase 3 trial was also conducted to evaluate rolapitant 180 mg compared to active control in 1,332 patients receiving moderately emetogenic chemotherapy regimens, including anthracycline/cyclophosphamide combinations, carboplatin, irinotecan, pemetrexed, oxaliplatin, and doxorubicin. This trial met its primary endpoint of CR, and demonstrated statistical superiority of rolapitant 180 mg compared to active control (5-HT3 receptor antagonist + dexamethasone) in the delayed Phase of CINV. The proportion of patients achieving a CR was 71.3% vs 61.6% (p=<0.001). The most common adverse reactions (>3%) among patients receiving these chemotherapies were decreased appetite (9% VARUBI vs. 7% control), neutropenia (7% vs. 6%), dizziness (6% vs. 4%), dyspepsia (4% vs. 2%), urinary tract infection (4% vs. 3%), stomatitis (4% vs. 2%), and anemia (3% vs. 2%).

Primary data from the three Phase 3 studies have recently been published online ahead of print in Lancet Oncology, the analysis of the non-AC MEC population was presented at the 2015 annual meeting for the Multinational Association for Supportive Care in Cancer, and commentary has been provided in Nature Reviews Clinical Oncology.

VARUBI Additional Safety Information

VARUBI is contraindicated in patients receiving thioridazine, a CYP2D6 substrate with a narrow therapeutic index.

Use of VARUBI should be avoided in patients who are receiving pimozide, a CYP2D6 substrate with a narrow therapeutic index. Adverse reactions should be monitored if concomitant use of VARUBI and other CYP2D6 substrates with a narrow therapeutic index cannot be avoided. The inhibitory effect of VARUBI on CYP2D6 lasts for at least 7 days and may last longer after administration of a single dose of VARUBI.

VARUBI is available by prescription only.

About VARUBI

VARUBI is a substance P/neurokinin-1 (NK-1) receptor antagonist indicated in combination with other antiemetic agents in adults for the prevention of delayed nausea and vomiting associated with initial and repeat courses of emetogenic cancer chemotherapy, including, but not limited to, highly emetogenic chemotherapy. NK-1 receptors are highly concentrated in the brain and bind neurokinin substance P.  Activation of NK-1 receptors plays a central role in nausea and vomiting induced by emetogenic stimuli, including certain cancer chemotherapies.  A Positron Emission Tomography (PET) study with rolapitant in normal, healthy volunteers demonstrated that rolapitant crosses the blood brain barrier and occupies brain NK-1 receptors at high levels for up to 120 hours. VARUBI has a half-life of approximately 7 days, which may contribute to the ability of a single dose of VARUBI to cover the entire delayed CINV Phase (25-120 hours).

An intravenous formulation of rolapitant is also being developed. TESARO licensed exclusive rights for the development, manufacture, commercialization and distribution of VARUBI (rolapitant) from OPKO Health, Inc.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people bravely facing cancer. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the potential market opportunity and expected timing of the VARUBI U.S. commercial launch. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, any factors that could affect the availability or commercial potential of VARUBI. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2014.

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